EXHIBIT 5.1

                                 BRYAN CAVE LLP
                           700 THIRTEENTH STREET, NW
                           WASHINGTON, DC 20005-3960
                                 (202) 508-6000
                           FACSIMILE: (202) 508-62006

                                   May 8, 1997



HEARx Ltd.
1250 Northpoint Parkway
West Palm Beach, Florida 33407

Ladies and Gentlemen:

     We have acted as counsel to HEARx Ltd. (the "Company") in connection with the registration by the Company of up to 12,334,216 shares of the Company's common stock, par value $.10 per share (the "Shares"), issuable upon conversion of 10,000 shares of the Company's 1997 Convertible Preferred Stock, par value $1.00 per share (the "1997 Preferred Stock"), upon the conversion of 750 shares of the Company's 1996 Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred Stock") and exercise of the warrants (the "B-1 Warrants") issued upon prior conversions of shares of the Series B-1 Preferred Stock, upon conversion of 1,000 shares of the Company's 1996 Series B-2 Convertible Preferred Stock (the "Series B-2 Preferred Stock" and together with the 1997 Preferred Stock and the Series B-1 Preferred Stock, the "Preferred Stock") and upon the exercise of certain warrants (the "Finder Warrants", and together with the B-1 Warrants, the "Warrants") for offer and sale by the holders of the Preferred Stock and the Warrants (the "Selling Shareholders"). A Registration Statement on Form S-3 under the Securities Act of 1933, as amended, covering the Shares, has been filed with the Securities and Exchange Commission.

     In connection herewith we have examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Restated Certificate of Incorporation and Bylaws of the Company (each amended through the date hereof), proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

     In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company. In addition, we have assumed that the certificate for the Shares conforms to the specimen thereof examined by us and has been duly registered and countersigned by the Company's transfer agent, assumptions which we are not independently verifying by inspection.

HEARx Ltd.
May 8, 1997
Page 2

     Based on the foregoing, we are of the opinion that the Shares are duly and validly authorized and, when issued upon conversion of the Preferred Stock in accordance with its terms and upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-3 and to the use of our name under the caption "Legal Opinions" in the Prospectus filed as a part thereof.

                                        Very truly yours,

                                        /s/ Bryan Cave LLP

                                        Bryan Cave LLP